Exhibit10.50

Professional Employer Organization Client Service Agreement

This Professional Employer Organization (“PEO”) Client Service Agreement (the “Agreement”), dated as of January 1, 2017 (the “Effective Date”), is by and between AmBio Staffing, LLC, a Texas limited liability company, with offices located at 1565 North Central Expressway, Suite 300, Richardson, TX 75080 its successors and assigns (the “PEO Provider”) and Fuse Medical, Inc., a Delaware corporation, with offices located at 1300 Summit Avenue, Suite 670, Fort Worth, TX 76102 (the “Client”).

1. Relationship of the Parties; Services. The parties agree to enter into an arrangement for PEO Provider to provide human resources-related services to Client as a co-employer of Client’s employees. For purposes of providing services under this arrangement, PEO Provider is designated as the Administrative Employer and agrees that it is a co-employer for purposes of carrying out the responsibilities described in Section 2 of this Agreement (hereafter “Services”). Client is designated as the Worksite Employer and agrees that it is a co-employer for purposes of carrying out the responsibilities described in Section 3 of this Agreement. Client’s employees are referred to as Work Site Employees (WSEs) throughout this Agreement.

2. Rights and Responsibilities of PEO Provider.

2.1 PEO Provider assumes full responsibility, as the Administrative Employer of WSEs, for the duties described in this
Section 2.

2.2 Payment of wages, as reported by Client, through PEO Provider’s payroll, including the following as applicable from which PEO Provider will make all required deductions and withholdings under applicable federal, state and local laws:

(a)	Salary or other Base Pay;
(b)	Commissions;
(c)	Bonuses;
(d)	Overtime pay;
(e)	Vacation pay;
(f)	Sick time pay;
(g)	Paid time off;
(h)	Paid leaves of absence; and
(i)	Severance.

2.3 Reporting and remitting payroll taxes, in compliance with all federal and state tax requirements on payroll wages paid under this Agreement.

2.4 Providing and administering health and welfare benefits through PEO Provider-sponsored plans, in compliance with applicable federal and state laws, and subject to eligibility requirements. These employee benefits are described on the attached Employee Benefits Addendum and include:

(a)	Medical;
(b)	Dental;
(c)	Vision and
(d)	Health Flexible Spending Accounts;

2.5 Compliance with requirements of the Affordable Care Act (ACA) (that is, the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act of 2010 (HCERA)), as applicable.

2.6 Compliance with requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

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2.7 Providing a Section 401(k) plan or other retirement plan if and when the Client requests.

2.8 Providing workers compensation insurance coverage that covers the WSEs, as well as processing and defending all workers compensation claims.

2.9 Processing and defending unemployment claims.

2.10 Aggregate Client employee-related policies for the purpose of developing the basis of an Employee Handbook, that comply with federal, state and local laws in all locations where Client has employees. PEO Provider agrees that it will ensure the Employee Handbook and all employee-related policies are timely updated and communicated, as necessary, due to changes in the law. If requested, PEO Provider agrees to make any stylistic changes to customize the Employee Handbook and employee-related policies to better reflect Client’s culture.

2.11 Training employees on compliance with workplace policies, including those that may be required by law.

2.12 Providing a worksite safety program, including training of WSEs.

2.13 PEO Provider shall coordinate the on-boarding of new WSEs, including execution of pre-employment screening, back-ground checks, reference checks, drug testing and ensure proper approval and authorization of any and all WSEs changes prior to execution as well as proper completion and filing and maintenance of all relevant WSEs personnel documentation.

2.14 PEO Provider shall maintain proper filing and maintenance of all relevant WSEs personnel documentation, employee-related records, as may be require federal and state laws.

2.15 PEO Provider will ensure benefit vendor invoices at all times properly reflect WSEs benefit selections and related payroll withholdings. Discrepancies will be identified and resolved in a timely manner.

2.16 Managing and tracking WSEs paid time-off, observed holidays and employee leaves of absence, ensuring compliance with Client policies.

2.17 PEO Provider and Client are jointly responsible for compliance with all applicable employment laws, including, but not limited to the following federal laws, and their state or local equivalents:

(a)	Title VII of the Civil Rights Act of 1964;
(b)	Americans with Disabilities Act, as amended;
(c)	Fair Labor Standards Act;
(d)	Family and Medical Leave Act;
(e)	Section 503 of the Rehabilitation Act;
(f)	Occupational Safety and Health Act of 1970 (OSHA); and
(g)	Immigration laws.

2.18 The Client shall be primarily responsible for recruiting, hiring, and firing workers and the PEO Provider shall support these Client efforts.

3. Rights and Responsibilities of Client.

3.1 Client agrees, as the Worksite Employer, to be responsible for the following duties described in this Section 3.

3.2 Client shall have primary responsibility for the day-to-day control and supervision of WSEs, as well as hiring, firing, disciplining or promoting WSEs.

3.3 Properly classify employees as exempt or non-exempt under applicable wage and hour laws.

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3.4 Maintain accurate records regarding time worked by WSEs and timely transmit compensation payment information to PEO Provider for each work pay-cycle on a bi-weekly basis including as applicable:

(a)	Wages, including whether salaried or hourly, and regular rate of pay;
(b)	Overtime;
(c)	Commissions;
(d)	Bonuses;
(e)	Vacation pay;
(f)	Sick pay;
(g)	Paid time off;
(h)	Paid leaves of absence; and
(i)	Severance payments.

3.5 Timely report to PEO Provider any changes in its workforce, such as employees hired or terminated, and any changes in salary, hour wages or other compensation, along with applicable authorizations and approvals.

3.6 Maintain licenses that may be required of any WSEs.

3.8 Provide a safe work environment, in compliance with OSHA, and timely reportany work-related injuries to PEO Provider.

4. Term. This Agreement shall commence as of the Effective Date and shall continue thereafter a period of two (2) years with subsequent one (1) year automatic renewal terms , unless sooner terminated pursuant to Section 6.

5. Fees; Payment Terms.

5.1 Service Fees. In consideration of the provision of the services by PEO Provider and the rights granted to Client under this Agreement, Client shall pay the fees set forth in Exhibit A. Fees will be reassessed quarterly, no earlier than March 31, 2017 based on then current cost trends and activity.

5.2 Payment Terms. PEO Provider shall issue invoices to Client, which shall be due and payable upon receipt after Client receives such invoice, except for any amounts disputed by Client in good faith. All payments hereunder shall be in US dollars and made by check or wire transfer.

6. Termination; Effect of Termination.

6.1 Either party, in its sole discretion, may terminate this Agreement, in whole or in part, at any time without cause, by providing ninety (90) days’ prior written notice to the other party. On the termination of this Agreement for any reason, the WSEs will remain employees of the Client as the initial employer.

6.2 Either party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(a) (i) materially breaches this Agreement, and such breach is incapable of cure; or (ii) with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach.

(b) (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within Forty-five (45) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

6.3 The rights and obligations of the parties set forth in this Section 6.3 and Section 7, Section 8, Section 9, Section 11, Section 12, Section 13 and Section 14, and any right or obligation of the parties in this Agreement which, by its nature, will survive any such termination or expiration of this Agreement.

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7. Intellectual Property Rights; Ownership.

7.1 Client is, and shall be, the sole and exclusive owner of all right, title and interest in and to the materials provided by PEO Provider pursuant to its obligations under this Agreement (hereafter “Deliverables”), including all intellectual property rights therein. PEO Provider agrees, and will cause its employees (meaning those employees employed by PEO Provider to provide services under this Agreement, who are hereafter referred to as “PEO Provider Personnel”) to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for Client. To the extent that any of the Deliverables do not constitute a “work made for hire”, PEO Provider hereby irrevocably assigns, and shall cause PEO Provider Personnel to irrevocably assign to Client, in each case without additional consideration, all right, title and interest throughout all United States territories and to the Deliverables, including all intellectual property rights therein. PEO Provider shall cause PEO Provider Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such employees may now or hereafter have in any jurisdiction with respect to the Deliverables.

7.2 Upon the reasonable request of Client, PEO Provider shall, and shall cause PEO Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Client to prosecute, register, perfect or record its rights in or to any Deliverables.

8. Confidential Information.

8.1 Both parties may be given access to or acquire information which is proprietary or confidential to the other party and its affiliated companies, clients and customers. Any and all such information obtained by either party or the WSEs shall be deemed to be confidential and proprietary information. Both parties agree to hold such information in strict confidence and not to disclose such information to third parties or to use such information for any purposes whatsoever other than the providing of Services under this Agreement. Either party may request WSEs or employees of the PEO Provider responsible for providing Services to the Client to enter into confidentiality agreements.

9. Representations and Warranties.

9.1 Each party represents and warrants to the other party that:

(a)

it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)	it has the full right, power and authority to enter into this Agreement, to grant any rights and licenses granted hereunder and to perform its obligations hereunder;
(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and
(d)	when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

9.2 PEO Provider represents and warrants to Client that:

(a)

it shall perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with generally recognized and commercially reasonable industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;

(b)	it is a Licensed Professional Employer Organization by the Texas Department of Licensing and Regulation and will maintain in good standing at all times such license;
(c)	it is in compliance with, and shall perform the Services in compliance with, all applicable laws, including PEO-specific laws in states where WSEs are located;

9.3 EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) PEO PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

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10. Indemnification.

10.1 PEO Provider shall defend, indemnify and hold harmless Client and its officers, directors, employees, agents, successors and permitted assigns (each, a “Client Indemnitee”) from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), actions in state or federal courts or before administrative agencies, losses and liabilities, costs and expenses (including attorneys’ fees) and monetary fines or penalties assessed by any administrative agency (hereafter “Actions”) arising out of or resulting from:

(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from the willful, fraudulent or negligent acts or omissions of PEO Provider or PEO Provider Personnel; and
(b)

PEO Provider’s breach of any representation, warranty or obligation of PEO Provider set forth in this Agreement, including PEO Provider’s failure to comply with all employment laws in connection with the Services provided by PEO Provider under this Agreement.

10.2 Client shall defend, indemnify and hold harmless PEO Provider and its officers, directors, employees, agents, successors and permitted assigns from and against any and all Actions arising out of or resulting from:

(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from the [grossly] negligent or willful acts or omissions of Client; and
(b)	Client’s breach of any representation, warranty or obligation of Client of this Agreement.

10.3 The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 10.3 shall not relieve the indemnifying party of its obligations under this Section 10.3 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

11. Limitation of Liability.

11.1 EXCEPT AS OTHERWISE PROVIDED IN Section 11.3, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 EXCEPT AS OTHERWISE PROVIDED IN Section 11.3, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO PEO PROVIDER PURSUANT TO THIS AGREEMENT.

11.3 The exclusions and limitations in Section 11.1 and Section 11.2 shall not apply to:

(a)	damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 7 (Intellectual Property Rights; Ownership);
(b)	damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 8 (Confidential Information);
(c)	a party’s indemnification obligations under Section 10 (Indemnification);
(d)	damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct or intentional acts;
(e)	death or bodily injury or damage to real or tangible personal property resulting from a party’s negligent acts or omissions;

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(f)	damages or liabilities to the extent covered by a party’s insurance; and
(g)	a party’s obligation to pay attorneys’ fees and court costs in accordance with Section 14.2.]]

12. Insurance.

12.1 At all times during the Term of this Agreement and for a period of three years thereafter, PEO Provider shall procure and maintain, at its sole cost and expense, at least the following types and amounts of insurance coverage:

(a)

Commercial General Liability with limits no less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, including bodily injury and property damage and products and completed operations, which policy will include contractual liability coverage insuring the activities of PEO Provider under this Agreement;

(b)	Worker’s Compensation with limits no less than the greater of (i) $1,000,000.00 or (ii) the minimum amount required by applicable law;
(c)

If and when applicable, ERISA fidelity bond covering the qualified retirement plan or any other employee benefit plan as required by Section 412 of the Employee Retirement Income Security Action of 1974 (ERISA) in an amount determined under DOL Reg. § 2580.412-11. The ERISA fidelity bond shall satisfy the requirements of ERISA Section 412 and the regulations;

(d)	Commercial Automobile Liability with limits no less than $1,000,000.00, combined single limit;

and

(e)	Errors and Omissions/Professional Liability with limits no less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

12.2 Except for the ERISA fidelity bond required in Section 12.1(c), all insurance policies required pursuant to this Section 12 shall:

(a)	be issued by insurance companies reasonably acceptable to Client;
(b)

provide that such insurance carriers give Client at least 30 days’ prior written notice of cancellation or non-renewal of policy coverage; provided that, prior to such cancellation, the PEO Provider shall have new insurance policies in place that meet the requirements of this Section 12;

(c)	waive any right of subrogation of the insurers against the Client.
(d)	provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Client shall be excess and non-contributory; and
(e)	name Client and Client’s Affiliates, including, in each case, all successors and permitted assigns, as additional insureds.

12.3 Upon the written request of Client, PEO Provider shall provide Client with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 12, and shall not do anything to invalidate such insurance. This Section 12 shall not be construed in any manner as waiving, restricting or limiting the liability of either party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend and hold the other harmless under this Agreement).

13. Non-Solicitation.

13.1 During the Term of this Agreement and for a period of twenty-four (24) months thereafter, neither party shall, directly or indirectly, in any manner solicit or induce for employment any person who performed any work under this Agreement who is then in the employment of the other party. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this Section 13.1, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this Section 13.1.

13.2 If either PEO Provider or Client breaches Section 13.1, the breaching party shall, on demand, pay to the non-breaching party a sum equal to two (2) year’s basic salary and the annual fee that was payable by the claiming party to that employee, worker or independent contractor plus the recruitment costs incurred by the non-breaching party in replacing such person.

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14. Notices.

14.1 All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.1.

If to PEO Provider:	1565 North Central Expressway Suite 300 Richardson, TX 75080

Facsimile: 972.354.5568 Attention: Managing Member

If to Client:	1300 Summit Avenue Suite 670 Fort Worth, TX 76102

Facsimile: 817.887.2172 Attention: Chief Executive Officer

14.2 For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, Exhibits and Statements of Work refer to the Sections of, and Schedules and Exhibits attached to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

14.3 This Agreement, together with all Schedules, Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or Exhibit, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits and Schedules; and (b) second, any Exhibits and Schedules to this Agreement.

14.4 Neither party may assign, transfer or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.5 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14.6 The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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14.7 This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.8 If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.9 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule or any other jurisdiction that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Any legal suit, action or proceeding arising out of this Agreement or the Services provided hereunder be instituted in the federal courts of the United States or the courts of the State of Texas in each case located in the city of Richardson and County of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

14.10 Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

14.11 Each party acknowledges that a breach by a party of Section 7 (Intellectual Property Rights; Ownership) or Section 8 (Confidential Information) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.12 In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and court costs from the non-prevailing party.

14.13 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AmBio Staffing, LLC

By	/s/ Bill McLaughlin
Name:	Bill McLaughlin
Title:	Chief Financial Officer

Fuse Medical, Inc.

By	/s/ Christopher C. Reeg
Name:	Christopher C. Reeg
Title:	Chief Executive Officer

EXHIBIT A

FEE SCHEDULE

EXHIBIT B

EMPLOYEE BENEFITS ADDENDUM

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